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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                 SEC File Number
                                                                 ---------------
                                                 CUSIP Number
                                                              ------------------

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 20-F  [X] Form 11-K  [ ] Form 10-Q
             [ ] Form N-SA

         For Period Ended: December 31, 1999
                           -----------------

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended
                                         ---------------------------------------

 (Read Attached Instruction Sheet Before Preparing Form. Please print or type.)
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                               ---------------------------------

PART I - REGISTRANT INFORMATION

         SPARTA, Inc.
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Full Name of Registrant

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Former Name if Applicable

         23041 Ave. de la Carlota, Suite 325
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Address of Principal Executive Office (Street and Number)

         Laguna Hills, CA  92653
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PART II - RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]     (a)       The reasons described in reasonable detail in Part
                           III of this form could not be eliminated without unreasonable effort or expense;

         [ ]     (b)       The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, 11-K,
                           Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]     (c)       The accountant's statement or other exhibit required
                           by Rule 12b-25(C) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The SPARTA, Inc. Profit Sharing Plan underwent a change in plan trustee, custodian and administrator on April 1, 1999. This change to CNA Trust was a major transition. Our accountants have just now received the draft copy of our Form 5500 from CNA for the period ending December 31, 1999. As such, they will need more time to prepare the PSP audited financial statements. We are therefore requesting a 15 day extension to the June 30, 2000 due date as this time will be necessary to complete Form 11K properly. See Attached Letter.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

Jerry R. Fabian                 949                          768-8161,  ext. 305
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(Name)                     (Area Code)                        (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                  [X]  Yes     [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                  [ ]  Yes     [X]  No


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     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized:

Date:  6-22-00                            By:  /s/ Jerry R. Fabian
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                                                   Jerry R. Fabian
                                           Vice President and Director of
                                              Business Administration

     Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
            INTENTIONAL MISSTATEMENTS OF OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).